Execution Copy

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT TETRA TECHNOLOGIES, INC. TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

OPTION AGREEMENT
THIS OPTION AGREEMENT is made as of the 29th day of December, 2017 .
BETWEEN:
TETRA TECHNOLOGIES, INC., a corporation existing under the laws of the State of Delaware and having an office located at 24955 Interstate 45 North, The Woodlands, Texas, 77380
(the “Underlying Owner”)
AND:

ARKANSAS LITHIUM CORP., a corporation existing under the laws of the State of Nevada and having an office located at Suite 888, 1100 Melville Street, Vancouver, British Columbia, V6E 4A6
(the “Optionee”)
AND:
STANDARD LITHIUM LTD., a corporation existing under the federal laws of Canada and having an office located at Suite 888, 1100 Melville Street, Vancouver, British Columbia, V6E 4A6
(the “Optionee Parent”)
RECITALS:

A.    The Underlying Owner is the lessee under various brine leases and term brine deeds located in Columbia and Lafayette Counties in the State of Arkansas, as more particularly described in Exhibit A hereto (collectively referred to herein as the “Leases”);
B.    The Underlying Owner desires to grant to the Optionee, and Optionee desires to receive, the Option (as defined herein), on the terms and subject to the conditions set out in this Agreement; and
C.    The Optionee is an indirect wholly-owned subsidiary of the Optionee Parent.
NOW THEREFORE, in consideration of one ($1.00) dollar paid by each Party to the other, and the mutual promises, covenants, conditions, representations and warranties herein set out, the Parties agree as follows:
ARTICLE 1 - DEFINITIONS
1.1For the purposes of this Agreement, the following words and phrases shall have the following meanings, namely:

(a)“Affiliate” shall mean a direct or indirect subsidiary, parent company, or entity which shares the same control person;
(b)“Agreement” means this Option Agreement, as amended from time to time;
(c)“Agreement Date” means the date of this Agreement, as first set out above;
(d)“AOGC” means the Arkansas Oil and Gas Commission.
(e)“Authorized Recipients” has the meaning ascribed to such term in Section 8.2.
(f)“Business Day” means a day other than a Saturday, Sunday or any day on which banks in the City of Houston, Texas are not open for business during normal banking hours;
(g)“Claim” or “Claims” means all claims, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind, obligations, costs, judgments, penalties, interest and awards (including payment of reasonable attorneys’ fees and costs of litigation and investigation costs) or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings or otherwise, and whether in law or in equity, and whether in tort or otherwise.
(h)“Commercial Production” means the production of Extracted Materials from the Exercised Leases in commercial quantities. Commercial Production will be deemed to have commenced on the first day of the month following the first occasion that Extracted Materials are shipped from the property comprising the Exercised Leases for commercial purposes; provided, however, that the processing or shipping of bulk samples for testing purposes shall not be considered for the purpose of establishing the commencement of Commercial Production.
(i)“Confidential Information” means all confidential and/or proprietary information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), and may include, but is not limited to, information concerning a potential business relationship between the Parties, trade secrets, physical samples, financial, business, sales or technical information, terms of agreements, negotiations or proposals, business operations, plans, products, processes, technology, strategies, facilities, research, finances, customers, legal affairs, pricing, information systems, development plans, marketing information, commercial information, properties, environmental considerations, suppliers, technical information, raw material usage or sourcing, business methods, personnel and similar confidential or proprietary information or data of, concerning or belonging to the Disclosing Party and/or its parent, subsidiaries or affiliate that is disclosed (a) in written or other tangible form and marked “Confidential” or with words of similar import, (b) orally or visually and identified as confidential or proprietary information at the time of disclosure, or (c) under circumstances by which Receiving Party should reasonably understand such information is to be treated as confidential, whether or not marked “Confidential” or otherwise. Confidential Information shall not include information that: (a) is already known to Receiving Party or its Affiliates at the time of disclosure without obligation of confidentiality to Disclosing Party, (b) is or becomes publicly known through no wrongful act or omission of Receiving Party or its Affiliates, (c) is rightfully received by Receiving Party or its Affiliates from a third party without a known obligation of confidentiality, or (d) was developed by Receiving Party or its Affiliates independently and without the use or benefit of any of the Confidential Information.
(j)“Development Operations” means (i) all Exploratory Operations, and (ii) all activities carried out by Optionee in connection with the development and production of, including without limitation, drilling for brine; laying pipelines; installing power lines and power stations; building roads, bridges, tanks and other structures and facilities for the production of: (a) Extracted Materials; (b) the processing and distribution of Extracted Materials; (c) the construction of any improvements, fixtures or equipment reasonably necessary therefor; (d) disposal of post-extraction brine following extraction of the Extracted Materials; and (e) any other activities or operations related to or necessary for the drilling, development and production and disposal of brine and extraction and Commercial Production of Extracted Materials on, in or under the Leases, each of the foregoing in accordance with the rights granted herein and under the Limited Mineral Assignment;
(k)“Disclosing Party” has the meaning attributed to such term in the definition of Confidential Information.
(l)“Environmental Claims” means any and all Claims relating in any way to any Environmental Law or any permit issued under any Environmental Law, including:
(i)any and all Claims by any government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and
(ii)any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those Claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;
(m)“Environmental Laws” means all laws, rules or regulations of any agency, board, or governmental authority having authority over the property comprising the Leases, relating to: (i) pollution or environmental protection of the air, surface water, ground water, or land; (ii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation; (iii) exposure to hazardous or toxic substances; or (iv) the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of the property comprising the Leases;

(n)“Environmental Liability” means any Claim suffered or incurred in respect of environmental cleanup and remediation obligations and liabilities arising directly or indirectly from operations or activities conducted in or on the Leases;

(o)“Exercised Leases” means those Leases with respect to which Optionee has exercised the Option;

(p)“Exploratory Operations” means all activities carried out by Optionee in connection with the rights and licenses under the Leases granted by

Underlying Owner to Optionee under this Agreement to investigate, prospect and explore for, and evaluate the production of, Extracted Materials, including without limitation conducting exploration, geologic and geophysical tests. Exploratory Operations do not include right to produce Extracted Materials in commercial quantities under the Leases;

(q)“Exploratory Period” means the period commencing on Agreement Date and continuing until the earliest of (i) the date that is the 10year anniversary of the Agreement Date; (ii) the execution and delivery of the Limited Mineral Assignment; or (iii) any termination of this Agreement;

(r)“Extracted Materials” means lithium and [***], derived or extracted from brine produced from the Leases;
(s)“Indemnitee” has the meaning attributed to such term in Section 10.5.
(t)“Indemnitor” has the meaning attributed to such term in Section 10.5.
(u)“Knowledge of Underlying Owner” shall mean the actual knowledge of any of [***] (President & CEO), [***] (VP - Chemicals) and [***] (General Counsel), except to the extent that such knowledge is subject to attorney-client privilege.

(v)“Lease Period” means the period commencing on the date that the Limited Mineral Assignment with respect to the Extracted Materials is executed by the Parties, and continuing for a period equal to the life of the underlying Exercised Lease(s);
(w)“Leases” has the meaning attributed to such term in Recital A hereto;
(x)“Limited Mineral Assignment” means an instrument in the form attached hereto as Exhibit B.
(y)“Minimum Royalty” means $[***];
(z)“NDA” means the mutual nondisclosure agreement entered into between the Underlying Owner and the Optionee Parent, dated June 8, 2017, and as subsequently amended;
(aa)“Option” means the exclusive option, during the Exploratory Period, to obtain the Limited Mineral Assignment and, if exercised, to conduct Development Operations in accordance with this Agreement and the Exercised Lease(s);
(bb)“Optionee” has the meaning attributed to such term in the preamble;
(cc)“Optionee Group” shall mean, whether individually or collectively, (i) Optionee, its parent, subsidiary and affiliated or related companies, (ii) its and their joint owners, co-lessees, partners, joint venturers, if any, and their respective parents, subsidiary and affiliated or related companies, (iii) its and their contractors and subcontractors of every tier (other than any member of Underlying Owner Group) and (iv) the officers, directors, employees, agents, consultants, insurers and invitees of all of the foregoing.
(dd)“Optionee Parent” has the meaning attributed to such term in the preamble;

(ee)“Parties” means Underlying Owner, Optionee and Optionee Parent, collectively, and “Party” means each of the foregoing individually.
(ff)“Receiving Party” has the meaning attributed to such term in the definition of Confidential Information.
(gg)“REGARDLESS OF FAULT” shall mean without regard to the cause or causes thereof including, without limitation, pre-existing conditions, whether such conditions be patent or latent, imperfection of material, defect or failure of equipment, breach of representation or warranty (express or implied), ultrahazardous activity, strict liability, tort, breach of contract, breach of statutory duty, breach of any safety requirement or regulation, or the negligence of any person or party, including the indemnified Party or Parties, whether such negligence be sole, joint and/or concurrent, active or passive, or any other theory of legal liability.
(hh)“Royalty” means a two and one-half percent (2.5%) royalty on gross revenue derived by Optionee or any of its Affiliates from the sale of Extracted Materials to a Third Party in an arms-length transaction, without any deduction of any kind or nature;
(ii)“Third Party” shall mean any person or entity not a member of Underlying Owner Group or Optionee Group.
(jj)“Underlying Owner” is defined in the preamble; and
(kk)“Underlying Owner Group” shall mean, whether individually or collectively, (i) Underlying Owner, its parent, subsidiary and affiliated or related companies, (ii) its and their joint owners, co-lessees, partners, joint venturers, if any, and their respective parents, subsidiary and affiliated or related companies, (iii) its and their contractors and subcontractors of every tier (other than any member of Optionee Group) and (iv) the officers, directors, employees, agents, consultants, insurers and invitees of all of the foregoing.

1.2Entire Agreement; Amendment
Except as described in the immediately following sentence, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of and between the Parties relating to the subject matter herein (including but not limited to the NDA and the memorandum of understanding entered into between the Underlying Owner and the Optionee Parent dated effective July 26, 2017 (the “MOU”), which shall terminate as of the date hereof), and there are no representations, warranties, covenants or other agreements among the Parties to this Agreement in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.
1.3Headings
The Articles, Sections, subsections and other headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content of this Agreement and shall not be considered part of this Agreement.

1.4Currency
Unless otherwise indicated, all dollar amounts contained in this Agreement are and shall be construed to be in dollars in the lawful currency of the United States of America.
1.5Exhibits
The following Exhibit attached to this Agreement is an integral part of this Agreement:

Exhibit A	-	Description of Leases
Exhibit B	-	Form of Limited Mineral Assignment

Exhibit C	-	Form of Ratification, Extension and Renewal of Brine Lease
Exhibit D	-	Insurance Requirements
ARTICLE 2 – REPRESENTATIONS AND WARRANTIES
2.1Each of (i) the Underlying Owner, on one hand, and (ii) Optionee and Optionee Parent, on the other, represent and warrant to the other, as of the Agreement Date that:
(a)it has duly obtained all necessary authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions contemplated by this Agreement will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its governing documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject, and will not contravene any applicable laws; and
(b)this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2.2The Underlying Owner represents and warrants to each of the Optionee and the Optionee Parent that, as of the Agreement Date:
(a)except as set forth on Schedule 2.2(a), to the Knowledge of Underlying Owner, the Leases are legally and beneficially owned or held by it, are valid and enforceable, and are free and clear of any liens, charges or encumbrances;
(b)except as set forth on Schedule 2.2(b), to the Knowledge of Underlying Owner, all fees, taxes, assessments, rentals, levies or other payments required to be made relating to the Leases have been made, except where the failure of such payment would not reasonably be expected to have a material adverse effect on the ability of the Underlying Owner to consummate the transactions contemplated by this Agreement;
(c)other than this Agreement, it is not a party to any outstanding agreements or options to acquire, purchase or sell the Leases or any portion thereof or any interest therein;
(d)except as set forth in Schedule 2.2(d), to the Knowledge of Underlying Owner, there is no adverse Claim or challenge against or to the ownership of or title to any part of the Leases or the property comprising the Leases that would reasonably be expected to have a material adverse effect on the ability of Underlying Owner to perform its obligations hereunder;
(e)to the Knowledge of Underlying Owner, there are no Claims pending or threatened against or relating to the Leases before or by any governmental or regulatory agency or board that would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder;
(f)to the Knowledge of Underlying Owner, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) on the property comprising the Leases in violation of Environmental Law, except as would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder;
(g)no toxic or hazardous substance or waste has been treated or disposed of by Underlying Owner on the property comprising the Leases, or is located or stored on the Leases as a result of activities of the Underlying Owner, except as would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder;
(h)it has not received from any governmental or regulatory agency or board, any notice of or communication relating to any actual or alleged Environmental Claims and, to the Knowledge of Underlying Owner, there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Leases or any operations carried out on the Leases that would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; and
(i)to the Knowledge of Underlying Owner, Underlying Owner has not conveyed any interest in the Leases to any third party, except where such conveyance would not be reasonably expected to have a material adverse effect on Optionee’s ability to achieve Commercial Production of Extracted Minerals.
2.3The Optionee represents and warrants to the Underlying Owner that, as of the Agreement Date:
(a)it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the State of Nevada;

(b)it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and
(c)it has financial capability to make all payments due to Underlying Owner or otherwise hereunder.
2.4Each of the Optionee and the Optionee Parent acknowledges and agrees that the Underlying Owner makes no representations or warranties except as set forth above, and that it expressly disclaims any representation or warranty (a) as to the possibility or merits of Commercial Production on the Leases; (b) otherwise with respect to the Extracted Minerals or Leases.
2.5The representations and warranties set forth in Sections 2.1 through 2.3 shall survive for a period of (i) twelve (12) months following the Agreement Date.
ARTICLE 3 - DUE DILIGENCE; GRANT OF OPTION; CONSIDERATION
3.1Optionee shall have until [***] to conduct due diligence concerning Underlying Owner’s title to the Leases. If the Parties jointly agree that Underlying Owner’s title is defective with respect to any Lease, Underlying Owner shall have 120 days after [***], to acquire sufficient acreage to cure the defects. If Underlying Owner is unable to cure such defects, Optionee shall have the right to either (i) terminate this Agreement with respect to the Leases that are defective, or (ii) accept Underlying Owner’s title with respect to such Leases “AS IS, WHERE IS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE REMEDIES SET FORTH IN THIS SECTION 3.1 SHALL BE THE SOLE RECOURSE AND EXCLUSIVE REMEDY OF OPTIONEE AND/OR OPTIONEE PARENT IN THE EVENT OF UNDERLYING OWNER’S BREACH OF ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO TITLE CONCERNING ANY OF THE LEASES, WHETHER SUCH REPRESENTATION OR WARRANTY IS CONTAINED IN THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, OR OTHERWISE ARISES FROM THE TRANSACTIONS CONTEMPLATED HEREBY.
3.2Subject to the terms and conditions of this Agreement, the Underlying Owner hereby grants the Option to the Optionee. The Option may only be exercised a single time after Optionee’s completion of its due diligence pursuant to Section 3.1, and may be exercised with respect to any portion, or all, of the Leases, at Optionee’s sole election. For the avoidance of doubt, the Parties agree that the Optionee may not exercise the Option with respect to a portion of any single Lease, and that if the Optionee exercises the Option under a particular Lease, it must exercise the Option with respect to the entirety of any such Lease. Upon exercise of the Option, all rights granted hereunder with respect to Leases that are not Exercised Leases at such time shall automatically terminate, and shall immediately cease and revert to Underlying Owner.
3.3Upon Optionee’s exercise of the Option, the Parties shall promptly commence the following proceedings with respect to the Exercised Leases:
(a)Underlying owner shall deliver to Optionee an executed Limited Mineral Assignment.
(b)Underlying Owner shall, at Optionee’s sole expense, reasonably cooperate with Optionee to the extent necessary for Optionee to obtain drilling permits and any other required regulatory approval for brine production wells and brine disposal wells to be utilized by Optionee in its Development Operations.
(c)Underlying Owner shall, at Optionee’s sole expense, reasonably cooperate with Optionee to the extent necessary for Optionee to secure administrative orders of the AOGC forming one or more brine production units to facilitate Development Operations and pooling all owners therein, including previously unleased brine owners and/or uncommitted brine leasehold owners.
(d)Underlying Owner shall, at Optionee’s sole expense, reasonably cooperate with Optionee to the extent necessary for Optionee to secure an order of the AOGC establishing an appropriate royalty payable to brine owners occasioned by Optionee’s extraction of the Extracted Materials.
3.4Underlying Owner expressly reserves, excepts, and retains all rights under the Leases, including, without limitation, exploration and production activities with regard to all minerals and chemical substances which may be produced from brine from the Leases, other than Extracted Minerals.
3.5In consideration for the grant of the Option hereunder, the Optionee shall make the following payments to the Underlying Owner in immediately available funds:
(a)$[***] on or before the date that is [***] following the Agreement Date;
(b)an additional $[***] on or before the date that is [***] months following the Agreement Date;
(c)an additional $[***] on or before the date that is [***] months following the Agreement Date;
(d)an additional $[***] on or before the date that is [***] months following the Agreement Date; and
(e)additional annual payments of $[***] on or before [***] beginning with the date that is [***] months following the Agreement Date, until the earlier of the expiration of the Exploratory Period or, if Optionee exercises the Option, the Optionee beginning payment of the Royalty.
3.6The Underlying Owner acknowledges receipt of a payment of $[***] from the Optionee Parent, which amount constitutes a non-refundable payment made in consideration of the Underlying Owner’s execution of the MOU.
ARTICLE 4 - ROYALTY
4.1During the Lease Period, at any time following the commencement of Commercial Production, the Optionee shall pay the Royalty to the Underlying Owner in accordance with Section 4.2. The Parties may agree to enter into a further agreement setting out the terms relating to the calculation and payment of the Royalty provided such agreement contains at a minimum the terms and conditions set out in this Article 4. If no such agreement is entered into by the Parties then this Agreement will continue to be binding in respect of the rights relating to the Royalty.

4.2Installments of the Royalty payable shall be paid by the Optionee to the Underlying Owner within thirty (30) days after the end of each calendar quarter.
4.3In the event the aggregate Royalty paid to the Underlying Owner in any calendar year does not exceed the Minimum Royalty, the Optionee shall make an additional payment to the Underlying Owner within thirty (30) days after the end of such calendar year such that the total Royalty received by the Underlying Owner in that year equals the Minimum Royalty; provided that the amount of the Minimum Royalty shall be prorated for the calendar year during which the Royalty first becomes payable. For greater certainty, except with respect to the first year that the Royalty is paid, in no circumstances shall the total Royalty received by the Underlying Owner in any calendar year be less than the Minimum Royalty.
4.4Not later than one-hundred-twenty (120) days after the end of each calendar year with respect to which the Royalty is due, the books and records of the Optionee relating to operations on the Exercised Leases and the statement of operations, which shall include the calculation of the Royalty for such year, shall be available for review by the Underlying Owner or its representatives. The Underlying Owner shall have sixty (60) days after review of such information to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct thereafter.
4.5If the Parties determine that any overpayment by the Optionee of the Royalty has occurred, the amount of the overpayment shall be deducted from future installments of the Royalty payable (including amounts payable pursuant to Section 4.3 hereof).
4.6If Underlying Owner determines that any underpayment by the Optionee of the Royalty has occurred, the amount thereof shall be paid by the Optionee to the Underlying Owner promptly after notice thereof by Underlying Owner (but in any event within 30 calendar days following the date of such notice).
ARTICLE 5 - COVENANTS
5.1Optionee agrees that, until [***] it shall not directly or indirectly contact or negotiate with the lessors under any of the Leases, or otherwise attempt to enter into brine leases or obtain similar rights from such lessors or the owners of the interests covered by the Leases, or to interfere with Underlying Owner’s relationships with such lessors or owners without the prior written consent of Underlying Owner.
5.2Underlying Owner agrees that:
(a)provided Optionee is not in breach of Section 5.5, and subject to Section 5.8, to the extent within its control, it will use commercially reasonable efforts to (i) during the Exploratory Period, keep all Leases in good standing; and (ii) after exercise of the Option, keep the Exercised Leases in good standing during the Lease Period; and
(b)it will not actively engage in the production of Extracted Materials from brine produced from the Leases(during the Exploratory Period) or the Exercised Leases (after exercise of the Option), except as a by-product of operations conducted by the Underlying Owner on lands comprising the Leases (during the Exploratory Period) or the Exercised Leases (after exercise of the Option). If produced, Underlying Owner agrees not to sell any such by-product in competition with Optionee.
5.3Underlying Owner hereby grants to Optionee, its employees and third-party contractors acting on behalf of Optionee, a limited license to conduct Exploratory Operations during the Exploratory Period.
5.4If the Option is exercised, after execution by the Parties of the Limited Mineral Assignment, during the Lease Period, Underlying Owner grants to Optionee the right, power and authority, at its sole cost and expense, to do everything reasonably necessary or desirable to conduct the Development Operations on the Exercised Leases as they relate to the extraction of Extracted Materials, including the right, power and authority to:
(a)access the property comprising the Exercised Leases;
(b)employ and engage such employees, agents and independent contractors as the Optionee may consider necessary or advisable to carry out Development Operations on the Exercised Leases and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder;
(c)develop and construct any facilities for extraction, transportation, processing and refining of Extracted Materials from brine produced from the Exercised Leases, provided that (i) the siting of any such facilities on the lands constituting the Exercised Leases has been approved in advance in writing by the Underlying Owner, which approval shall not be unreasonably withheld, and (ii) that such Development Operations do not interfere with Underlying Owner’s rights and activities under the Exercised Leases (or any other Leases); and
(d)remove produced brine and Extracted Materials from the Leases;
provided, however that Underlying Owner shall at all times have the right to conduct operations on the lands comprising the Leases, and its rights to conduct operations shall in no event be subordinated to Optionee’s Operations. Notwithstanding anything to the contrary in this Agreement, Optionee’s rights, powers and authority with respect to the Exercised Leases are at all times subject to, and limited by, the terms of the Exercised Leases and all applicable laws, rules and regulations in effect from time to time, including those of the AOGC.
5.5With respect to the Exercised Leases, the Optionee covenants to:
(a)use its best efforts to minimize the impact of its Development Operations on operations of the Underlying Owner on the Exercised Leases as in effect as of the date hereof or in the future;
(b)ensure that all Development Operations conducted on the lands subject to the Exercised Leases by the Optionee, and any of its employees, agents, consultants or contractors are conducted in a good and workmanlike manner in accordance with sound mining practices and industry standards and in accordance with all applicable laws and regulations governing the Exercised Leases, and consistent with appropriate health, safety and environmental considerations (for clarification, Underlying Owner has no responsibility or duty to supervise Optionee’s or Optionee Parent’s operations or safety and health programs);

(c)pay all expenses incurred or authorized by the Optionee in respect of all operations conducted by the Optionee on or with respect to the Exercised Leases in a timely fashion, and ensure the Exercised Leases are kept free of any liens, charges and encumbrances arising from such operations;
(d)not less than ten (10) business days before payment is due, provide Underlying Owner with a detailed calculation of royalties due to Third Parties due to Optionee’s Commercial Production;
(e)timely reimburse Underlying Owner for lease delay rentals, and, when payment of royalties is required, either by the terms of the Exercised Leases or by order of the AOGC, not less than ten (10) business days before due, pay Underlying Owner necessary amounts (in accordance with Section 5.5(d)) in immediately available funds for royalties and other costs allocable to Commercial Production and otherwise payable by the Underlying Owner to the lessors of the Exercised Leases;
(f)as soon as it is available, provide Underlying Owner with any and all reports containing production data reasonably required by Underlying Owner to confirm the amount in royalties paid by Underlying Owner on behalf of Optionee and, if Underlying Owner was required to pay more to Third Parties than the amount paid by Optionee to Underlying Owner pursuant to Section 5.5(e), promptly pay Underlying Owner the shortfall in immediately available funds;
(g)pay all taxes owed in connection with Commercial Production (including but not limited to sales, use and severance taxes);
(h)at the request of the Underlying Owner, provide Underlying Owner with samples of any brine produced under the Exercised Leases, for the purposes of testing and analysis; and
(i)conduct Development Operations in accordance with the terms of this Agreement, the Exercised Leases and all applicable laws and regulations.
5.6Contemporaneous Operations and Processing. The Parties contemplate that they shall each have a coequal right for Underlying Owner to conduct operations, and for Optionee to conduct Exploratory Operations on the Leases during the Exploratory Period. Furthermore, the Parties shall have a coequal right to conduct operations during the Lease Period on any Exercised Leases, and in no event shall Underlying Owner’s right to operate on the lands comprising the Exercised Leases be subordinate to Optionee’s Development Operations. In the event that Underlying Owner (or any third party acting by, through, or under the Underlying Owner) begins exploration or production activities of any kind on a portion of the Exercised Leases, Optionee shall have the same rights with respect to post-extraction brine so produced by the Underlying Owner (or any third party acting by, through, or under the Underlying Owner) solely with respect to the extraction of Extracted Materials as are granted to the Underlying Owner in Section 5.7(a).
5.7Post-Extraction Brine.
(a)The Underlying Owner may, at the Underlying Owner's sole option, require Optionee to deliver to Underlying Owner all or any part of the brine remaining after Optionee’s extraction of Extracted Minerals. In that event, any cost of Underlying Owner's taking of such post-

extraction brine, including, without limitation, transportation and further processing, shall be borne exclusively by the Underlying Owner.
(b)Optionee shall dispose of all post-extraction brine, whether resulting from its Development Operations or Underlying Owner’s operations with respect to the post-extraction brine identified in Section 5.7(a), into one or more brine disposal wells in compliance with the rules and regulations of those agencies having jurisdiction thereof including, without limitation, the AOGC and the Arkansas Department of Environmental Quality.
(c)In the event that Development Operations conducted by the Optionee result in the extraction of by-product materials of commercial value which do not constitute Extracted Materials and which can otherwise be separated from the Extracted Materials, the Underlying Owner shall have the option to acquire such by-product materials at a rate, and on additional terms, to be negotiated between the Parties. If the Underlying Owner declines to exercise its option to acquire such by-product materials, they shall become part of post-extraction brine disposed of by Optionee.
5.8Renewals.
(a)Subject to Section 5.8(b), the Underlying Owner will use commercially reasonable efforts to renew (i) any of the Leases which would otherwise expire during the Exploratory Period, and (ii) if Commercial Production has not yet begun, on any of the Exercised Leases, on a form of renewal document which is substantially the same as that of the Ratification, Extension and Renewal of Brine Lease set forth on Exhibit C, or other form which is reasonably acceptable to both the Underlying Owner and the Optionee.
(b)The Optionee will, promptly upon request from the Underlying Owner, reimburse the Underlying Owner for [***] percent ([***]%) of any portion of the renewal bonuses paid by the Underlying Owner to the lessors of the Leases (including any Exercised Leases) that exceeds, in the aggregate from the Agreement Date, $[***] but does not exceed, in the aggregate, $[***] and [***] ([***]%) of any amount in excess of $[***] in the aggregate. Notwithstanding the terms of Section 5.8(a), Underlying Owner will not be obligated to renew any Leases which cannot, after reasonable negotiation efforts, be renewed for a renewal bonus of $[***] or less per net brine acre covered by such Leases. In any event, any amounts in excess of $[***] per net brine acre shall be the sole responsibility of Optionee. Underlying Owner will notify Optionee concerning any Leases which cannot be successfully renewed within the parameters above, after which Optionee may attempt to negotiate renewal of such Leases on any terms acceptable to Optionee. However, that portion of any renewal bonus which exceeds $[***], per net brine acre shall become the sole expense of Optionee and shall not be considered in the computation of Optionee’s duty to reimburse Underlying Owner pursuant to this Section 5.8.
5.9If any regulation of the AOGC, or any applicable law or regulation, imposes any requirement on Underlying Owner to post any bond or security, or results in any additional obligation on Underlying Owner that is based on Optionee’s activities under this Agreement, or on the lands comprising any Exercised Lease, the Parties shall promptly negotiate a mechanism for Optionee to satisfy all such requirements or obligations to Underlying Owner’s reasonable satisfaction, under the principle that Optionee should bear such requirements or obligations at its sole expense and liability.
ARTICLE 6 - TERMINATION
6.1Subject to the immediately following sentence, if at any time the Optionee fails to perform any obligation required to be performed by it hereunder, or the Optionee is otherwise in breach of a representation, warranty or a covenant given by it hereunder, then the Underlying Owner may terminate this Agreement, but only after it shall have first given written notice of default to the Optionee and the Optionee has not cured the default within sixty (60) calendar days following delivery of the notice of default. Furthermore, and notwithstanding anything to the contrary in the immediately preceding sentence, in the event that Optionee (i) does not pay any amounts to Underlying Owner under Section 3.5 when due, or (ii) fails to deliver to Underlying Owner the reports referenced in Section 5.5(f), then Underlying Owner shall have the right to terminate this Agreement, but only after it shall have first given written notice of default to the Optionee and the Optionee has not cured the default within fifteen (15) calendar days following delivery of the notice of default. In such event, Optionee hereby authorizes Underlying Owner to execute and record releases of all Limited Mineral Assignments made to Optionee, on Optionee’s behalf. Such right to terminate this Agreement, whether or not exercised by Underlying Owner shall not be an exclusive remedy but is in addition to all other remedies which Underlying Owner might exercise.
6.2Provided that the Option has not been exercised, Optionee may terminate this Agreement at any time after it makes the payment described in Section 3.5(b) by giving written notice of such termination to Underlying Owner not less than ninety (90) calendar days prior to the date that the next payment by Optionee is due under Section 3.5(c), Section 3.5(d) or Section 3.5(e), as the case may be. In such case, Optionee shall not be required to make any further payments under Section 3.5 after the date of such termination.
6.3Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, Optionee will at all times comply with (i) Section 5.1 and Section 11.6, and (ii) all applicable laws, rules and obligations, including those of the AOGC, the Arkansas Department of Environmental Quality, the terms of the Leases, and the common law of the State of Arkansas as it pertains to the plugging and abandonment of wells, removal of pipelines and surface equipment, and restoration of the surface of the lands on which the Optionee has conducted Exploratory Operations or Development Operations.
ARTICLE 7 - TRANSFERS
7.1Except in the event of a transfer to an Affiliate or the Optionee Parent, the Optionee shall not be permitted to transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Underlying Owner, which consent shall not be unreasonably withheld.
7.2The Underlying Owner may assign, transfer and convey the Royalty, its interest in and to this Agreement, and the Leases to any Affiliate, provided that any such transferee agrees to be bound by the terms of this Agreement as though they were a Party to this Agreement, and the Underlying Owner provides prior written notice to the Optionee. Furthermore, the Underlying Owner may mortgage, pledge or charge the Royalty and its interest in and to this Agreement to any financial institution or other provider of debt or equity financing, or to any other person or entity.
ARTICLE 8 - CONFIDENTIAL INFORMATION
8.1Except as required by law or the rules of an applicable stock exchange, during the term of this Agreement and for a period of [***] years after termination or expiry of this Agreement for any reason, the Parties shall keep confidential the terms of this Agreement and all Confidential Information.
8.2During the term of this Agreement and for a period of [***] years after termination or expiry of this Agreement for any reason, Receiving Party agrees not to: (a) use Disclosing Party’s Confidential Information for any reason, other than to carry out its activities and obligations under this Agreement; and (b) disclose Disclosing Party’s Confidential Information to any individual or third party except to its employees, consultants, directors, attorneys, advisors and its Affiliates that (i) have a “need to know” such Confidential Information for furtherance of the Purpose, and (ii) are bound to confidentiality under terms no less protective than the terms of this Agreement (collectively, “Authorized Recipients”). Receiving Party shall implement and maintain appropriate organizational, technical, and administrative security measures, exercising the same degree of care in protecting Disclosing Party’s Confidential Information that it uses for its own confidential information of a similar nature, but in no event less than reasonable care. Promptly after becoming aware of any unauthorized use or disclosure of, and/or unauthorized attempts to access or modify, any of Disclosing Party’s Confidential Information in the custody or control of Receiving Party or its Authorized Recipients, Receiving Party shall notify Disclosing Party in writing and cooperate with Disclosing Party to investigate and mitigate any adverse effects therefrom. Receiving Party shall be responsible for any unauthorized use or disclosure of Confidential Information by any of its Authorized Recipients.
8.3The Parties acknowledge and agree that any breach or threatened breach of this Article 8 by Receiving Party could cause harm to Disclosing Party for which money damages may not provide an adequate remedy. The Parties agree that in the event of such a breach or threatened breach of this Agreement, in addition to any other available remedies, Disclosing Party may seek temporary and permanent injunctive relief, without the necessity of posting a bond or other security, restraining Receiving Party from disclosing or using, in whole or in part, any Confidential Information.
ARTICLE 9 - NOTICES
9.1Any notice or other writing required or permitted to be given hereunder or for the purposes of this Agreement to either the Underlying Owner, the Optionee, or the Optionee Parent, shall be sufficiently given if delivered personally or transmitted by facsimile:
(a)In the case of a notice to the Underlying Owner, at its address shown on the first page of this Agreement, to the attention of [***], Vice-President – Chemicals. The facsimile number is (281) 364-4398.
(b)In the case of a notice to the Underlying Owner, a copy of such notice shall be sent to the attention of the General Counsel, at its address shown on the first page of this Agreement. The facsimile number is (281) 364-4398.

(c)In the case of a notice to the Optionee, or the Optionee Parent, at their address as shown on the first page of this Agreement, to the attention of [***], Chief Executive Officer. The facsimile number is [•].
or at such other address or addresses as the Parties to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this Section 9.1. Any notice delivered to the Party to whom it is addressed as provided in this Agreement shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice transmitted by facsimile shall be deemed to be given and received on the first Business Day after its transmission (provided that such facsimile is promptly followed by a mailed notice).
ARTICLE 10 - INDEMNIFICATION
10.1The Underlying Owner agrees to release, defend, indemnify and hold each of the Optionee and the Optionee Parent harmless from and against any and all Claims arising from Environmental Liability suffered or incurred by either of the Optionee or the Optionee Parent to the extent arising from any operations or activities conducted by the Underlying Owner, or its employees or agents, in or on the property comprising the Leases.
10.2The Optionee agrees to release, defend, indemnify and hold the Underlying Owner harmless from and against any and all Claims arising from Environmental Liability suffered or incurred by the Underlying Owner to the extent arising from any operations or activities conducted by the Optionee, or its employees or agents, in or on the property comprising the Leases.
10.3The Underlying Owner shall release, defend, indemnify and hold the Optionee Group harmless from and against any and all Claims brought by any person, party or entity, arising out of (1) injury to, sickness, disease or death of any member of Underlying Owner Group, and/or (2) damage to or loss or destruction of property owned, leased, rented, hired or chartered by any member of Underlying Owner Group arising out of this Agreement, REGARDLESS OF FAULT.
10.4The Optionee shall release, defend, indemnify and hold Underlying Owner Group harmless from and against any and all Claims brought by any person, party or entity, arising out of (1) injury to, sickness, disease or death of any member of Optionee Group, and/or (2) damage to or loss or destruction of property owned, leased, rented, or hired by any member of Optionee Group, arising out of the performance of this Agreement, REGARDLESS OF FAULT.
10.5Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other Party (the “Indemnitee”) and its respective Group from and against any and all Claims for personal injury to, illness or death of any Third Party, or for damage to or loss or destruction of the property of any Third Party, to the extent that any such Claim arises out of Indemnitor’s activities under this Agreement (including, without limitation, Optionee’s Exploratory Operations and Development Operations) and is attributable to the negligence, strict liability, or other fault of the Indemnitor or any member of its respective Group.

10.6The indemnities in this Agreement shall only be effective to the maximum extent permitted by applicable law. If any law is enacted in any state that limits in any way the extent of which indemnification may be provided to an indemnitee and such law is applicable to activities undertaken pursuant to this Agreement, then the Agreement shall automatically be amended to provide that the indemnification given hereunder shall extend only to the maximum extent permitted by such law.
10.7Each Party shall support its indemnity obligations hereunder with the minimum insurance requirements set forth on Exhibit D for the duration of this Agreement. Except to the extent mandated by law, the minimum insurance requirements hereunder are not intended to limit, in any way, the indemnity obligations set forth above.
10.8If indemnification pursuant to this Article 10 is sought, the Indemnitee shall give written notice to the Indemnitor of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the Indemnitor to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and shall cooperate with the Indemnitor in the defense thereof; provided, however, that the omission to give such notice to the Indemnitor shall not relieve the Indemnitor from any liability which it may have to the Indemnitee, except to the extent that the Indemnitor is prejudiced by the failure to give such notice. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel, and the reasonable expenses and fees of such separate counsel shall be paid by the Indemnitor.
ARTICLE 11 - GENERAL
11.1No consent or waiver expressed or implied by any Party in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach of default.
11.2No investigation made by or on behalf of the Parties or any of their respective advisors or agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made or incorporated by reference herein by the other Parties to this Agreement or made pursuant thereto. No waiver by the Parties of any condition, in whole or in part, shall operate as a waiver of any other condition.
11.3All statements contained in any certificate or other instrument delivered by or on behalf of any Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such Party hereunder.
11.4The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully and effectively the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Leases.
11.5Each Party will bear its own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, agents and finders employed by such Party; provided that the Optionee Parent shall reimburse the Underlying Owner for [***] ([***]%) of the costs and expenses of legal counsel retained by the Underlying Owner in connection with this Agreement, to a maximum reimbursement amount of $[***].
11.6Unless earlier terminated pursuant to the terms hereof, this Agreement shall remain in full force and effect for the duration of the life of any Exercised Leases. Notwithstanding anything to the contrary herein, (i) all covenants of the Parties shall survive any termination of this Agreement for the duration of the obligation of any such covenant, and (ii) all indemnity and defense obligations of the Parties shall survive indefinitely.
11.7This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
11.8This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and the Parties submit to the exclusive jurisdiction of the courts of the State of Texas in respect of all disputes arising hereunder, provided that any issues related to title of the Leases shall be construed in accordance with the laws of the State of Arkansas.
11.9Neither Party shall be entitled to recover from the other, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Underlying Owner, on behalf of each member of the Underlying Owner Group, and Optionee, on behalf of each member of the Optionee Group, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
11.10Time shall be of the essence in this Agreement.
11.11The preamble and Schedules attached to this Agreement shall be deemed to be incorporated in, and to form part of, this Agreement.
11.12Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.
11.13The word “or” shall not be exclusive and the word “including” shall not be limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import is used with reference thereto).
11.14Nothing contained in this Agreement shall be deemed to constitute either Party to this Agreement the partner of the other nor to create any fiduciary relationship between them, nor, except as otherwise herein expressly provided, to constitute either the Optionee, the Optionee Parent or the Underlying Owner as the agent or legal representative of the other. It is not the intention of the Parties to this Agreement to create, nor shall this Agreement be construed to create, any partnership or agency relationship between any of the Parties. None of the Parties shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Parties, except as otherwise expressly provided herein.
11.15If any provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, such provision may be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired by reason thereof.
11.16The Parties acknowledge that they have each had the opportunity to consult with independent counsel in connection with the transactions contemplated by this Agreement and this Agreement is the result of the informed negotiation between the Parties. Therefore this Agreement should not be construed against either Party by virtue of such Party having been its drafter.
11.17This Agreement may be signed by the Parties in counterparts and may be delivered by facsimile or other form of electronic transmission, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.
[Signature Page to Follow]

Execution Copy

    IN WITNESS WHEREOF the Parties to this Agreement have executed this Agreement as of the day and year first above written.

TETRA TECHNOLOGIES, INC.

By:
Jim Funke, Vice President – Chemicals

ARKANSAS LITHIUM CORP.

By:
Robert Mintak, Director

STANDARD LITHIUM LTD.

By:
Robert Mintak, Chief Executive Officer